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                                                                    EXHIBIT 99.1

   [Letterhead of Sydney * Melbourne * Brisbane * Perth * Canberra * Darwin]

Securitisation Advisory Services Pty. Limited
Level 8
48 Martin Place
SYDNEY NSW 2000


Dear Sirs

Commonwealth Bank of Australia: Global Mortgage Backed Securities

We have acted for Securitisation Advisory Services Pty Limited ("SAS") in connection with the Series 2001-1G Medallion Trust (the "Trust") to be constituted under the Master Trust Deed dated 8 October 1997 (as amended) between SAS and Perpetual Trustee Company Limited (the "Trustee") and the Series Supplement (the current draft of which is dated 28 March 2001) to be entered into between Commonwealth Bank of Australia, State Bank of New South Wales Limited, the Trustee and SAS.

Definitions in the Prospectus which forms a part of the Registration Statement on Form S-11 filed by SAS with the Securities Exchange Commission under the US Securities Act of 1933, as amended (the "Prospectus") apply in this opinion. Relevant Jurisdiction means the Commonwealth of Australia or New South Wales. No assumption or qualification in this opinion limits any other assumption or qualification in it.

1.     Documents

       We have examined a copy of the Prospectus.

2.     Assumption

       For the purposes of giving this opinion we have assumed that where a document has been submitted to us in draft form it will be executed in the form of that draft.

3.     Qualifications

       Our opinion is subject to the qualification that we express no opinion as to any laws other that the laws of each Relevant Jurisdiction as in force at the date of this opinion and, in particular we express no opinion as to the laws of England or the United States.

4.     Opinion

       Based on the assumption and subject to the qualification set out above (which, except where expressly stated, apply equally to each of the opinions below) we are of the following opinion:

       (a) Any final and conclusive judgement of any New York State or United States Federal Court having jurisdiction recognised by the Relevant Jurisdiction, in respect of an obligation of either SAS or the Trustee in respect of a note, which is for a fixed sum
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Securitisation Advisory Services Pty Limited    CLAYTON UTZ
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        of money, and which has not been stayed in full, would be enforceable by action against SAS or the Trustee (as applicable) in the courts of each Relevant Jurisdiction without a re-examination of the merits of the issues determined by the proceedings in the New York State or United States Federal Court, as applicable, unless:

        (i) the proceedings in the New York State or United States Federal Court, as applicable, involved a denial of the principles of natural justice;

        (ii) the judgment is contrary to the public policy of the Relevant Jurisdiction;

        (iii) the judgment was obtained by fraud or duress or was based on a clear mistake of fact;

        (iv)   the judgment is a penal or revenue judgment; or

        (v) there has been a prior judgment in another court between the same parties concerning the same issues as are dealt with in the judgment or parties concerning the same issues as are dealt with in the judgment or the New York State or United States Federal Court, as applicable.

  (b) A judgment by a court in Relevant Jurisdiction may be given in some cases only in Australian dollars.

We consent to the filing of this letter as an exhibit to the Registration Statement on Form S-11 filed with the Prospectus, without admitting that we are "experts" within the meaning of the Securities Act of 1933 or the rules and regulations of the Commission issued under that Act with respect of any part of the Registration Statement including this exhibit.

Yours faithfully

CLAYTON UTZ

/s/ Clayton UTZ

L E Chick
Partner
9353 4215
lchick@claytonutz.com